Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Miscellaneous Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated January 1, 2023, and each included in this Post-Effective Amendment No. 887 to the Registration Statement (Form N-1A, File No. 333-132380), of WisdomTree Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 1, 2022, with respect to the financial statements and financial highlights of WisdomTree Bloomberg U.S. Dollar Bullish Fund, WisdomTree Chinese Yuan Strategy Fund, WisdomTree Emerging Currency Strategy Fund, WisdomTree Emerging Markets Corporate Bond Fund, WisdomTree Emerging Markets Local Debt Fund, WisdomTree Floating Rate Treasury Fund, WisdomTree Interest Rate Hedged High Yield Bond Fund, WisdomTree Interest Rate Hedged U.S. Aggregate Bond Fund, WisdomTree Mortgage Plus Bond Fund, WisdomTree Yield Enhanced U.S. Aggregate Bond Fund, WisdomTree Yield Enhanced U.S. Short-Term Aggregate Bond Fund, WisdomTree Alternative Income Fund, WisdomTree CBOE S&P 500 PutWrite Strategy Fund, WisdomTree Efficient Gold Plus Equity Strategy Fund, WisdomTree Efficient Gold Plus Gold Miners Strategy Fund, WisdomTree Enhanced Commodity Strategy Fund, WisdomTree Managed Futures Strategy Fund and WisdomTree Target Range Fund (eighteen of the funds constituting WisdomTree Trust) included in the Annual Report to Shareholders (Form N-CSR) for the periods ended August 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 23, 2022